                                                  Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                    ---------

                                 SERANOVA, INC.
             (Exact Name of Registrant as Specified In Its Charter)

                         NEW JERSEY                                           22-3677719
(State or Other Jurisdiction of Incorporation or Organization)   (I.R.S. Employer Identification No.)

                  499 THORNALL STREET, EDISON, NEW JERSEY 08837
               (Address of Principal Executive Offices) (Zip Code)

                                 1999 STOCK PLAN
                       (5,000,000 shares of Common Stock)
                             STOCK OPTION AGREEMENTS
                       (3,236,092 shares of Common Stock)
                            (Full Title of the Plan)

                                 RAJKUMAR KONERU
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 SERANOVA, INC.
                               499 THORNALL STREET
                            EDISON, NEW JERSEY 08837
                    (Name and Address of Agent For Service)

                                 (732) 590-1600
          (Telephone Number, Including Area Code, of Agent For Service)

                                   COPIES TO:

         James E. Abbott, Esq.                   Ravi Singh
       Carter, Ledyard & Milburn          Chief Financial Officer
             2 Wall Street                     SeraNova, Inc.
        New York, New York 10005            499 Thornall Street
             (212) 732-3200               Edison, New Jersey 08837
                                               (732) 590-1600


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                       CALCULATION OF REGISTRATION FEE

                                                                                      PROPOSED MAXIMUM
   TITLE OF SECURITIES TO BE       AMOUNT TO BE             PROPOSED MAXIMUM        AGGREGATE OFFICERING       AMOUNT OF
          REGISTERED                REGISTERED          OFFERING PRICE PER SHARE           PRICE            REGISTRATION FEE
          ----------                ----------          ------------------------           -----            ----------------
Common Stock, par value $0.01
per share.................        2,694,711 shares               $2.52    (1)          $6,790,671.70            $ 1,792.73

Common Stock, par value $0.01
per share.................          541,381 shares               $6.51    (1)          $3,524,390.30            $   930.44

Common Stock, par value $0.01
per share.................        1,667,575 shares               $6.51    (2)          $10,855,913.00           $ 2,865.96

Common Stock, par value $0.01
per share.................           40,800 shares               $7.594   (1)          $   309,835.20           $    81.80

Common Stock, par value $0.01
per share.................        3,332,425 shares               $5.84375 (3)          $19,473,858.59           $ 5,141.09
                                  ----------------                                     --------------           ----------

Total.....................        8,276,892 shares                                     $40,954,668.79           $10,812.02
                                  ================                                     ==============           ==========

    (1) Calculated pursuant to Rule 457(h) on the basis of the price at which outstanding options issued under written Stock Options Agreements to employees, officers and directors of the Registrant may be exercised.

    (2) Calculated pursuant to Rule 457(h) on the basis of the price at which outstanding options under the 1999 Stock Plan may be exercised.

    (3) Calculated pursuant to Rule 457(h) and (c) on the basis of the average of the high and low sale prices ($6.125 and $5.5625) of a share of Common Stock as quoted on the Nasdaq National Market System on September 18, 2000.

                           ---------------------------

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING AS PROVIDED IN RULE 462 UNDER THE SECURITIES ACT OF 1933.

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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registrant hereby incorporates by reference the following documents (Commission File No. 0-29199) into this Registration Statement:

              (a) The Registrant's Prospectus, Registration No. 333-34964 filed pursuant to Rule 423(b)(3) promulgated under the Securities Act of 1933, as amended, (the "Securities Act") with the Securities and Exchange Commission (the "Commission") on June 29, 2000.

              (b) The Registrant's quarterly report on Form 10-Q for the period ended June 30, 2000, filed with the Commission on August 14, 2000.

              (c) The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A of the Registrant filed under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") with the Commission on May 9, 2000, and any amendment or report filed for the purpose of updating such description.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not required, inasmuch as the Registrant's Common Stock is registered under Section 12(g) of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 14A:3-5 of the New Jersey Business Corporation Act permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liabilities in connection with any proceeding involving such persons by reason of his serving or having served in such capacities or for each such person's acts taken in his capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation,

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and with respect to any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful, provided that any such proceeding is not by or in the right of the corporation.

         Section 14A:2-7(3) of the New Jersey Business Corporation Act enables a corporation in its certificate of incorporation to limit the liability of directors and officers of the corporation to the corporation or its shareholders. Specifically, the certificate of incorporation may provide that directors and officers of the corporation will not be personally liable for money damages for breach of a duty as a director or an officer, except for liability (i) for any breach of the director's or officer's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve a knowing violation of law, (iii) as to directors only, under Section 14A:6-12(1) of the New Jersey Business Corporation Act, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of shares of the corporation, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

         The Registrant's Certificate of Incorporation limits the liability of its directors and officers as authorized by Section 14A:2-7(3).

         Article XI of the Registrant's By-laws specifies that the Registrant shall indemnify its directors, officers, employees and agents to the extent such parties are a party to any action because he was a director, officer, employee or agent of the Registrant. This provision of the By-laws is deemed to be a contract between the Registrant and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the New Jersey Business Corporation Act are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of capital stock of the Registrant is required to adopt, amend or repeal such provisions of the By-laws.

         The Registrant intends to enter into indemnification agreements with each of its officers and directors pursuant to which it will agree to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director or officer of the Registrant.

         At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         The index to exhibits appears on the page immediately following the signature pages of this Registration Statement.





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
ITEM 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act and incorporated herein by reference;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act and incorporated herein by reference;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (d) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling


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
person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edison, State of New Jersey on this 18th day of September, 2000.


                                 SERANOVA, INC.


                                 By: /s/ Rajkumar Koneru
                                    --------------------------
                                     Rajkumar Koneru
                                     Chairman, President and
                                     Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rajkumar Koneru and Ravi Singh, and each of them severally, his true and lawful attorney-in-fact, and agent each with power to act with or without the other, and with full power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of SeraNova, Inc., any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 18, 2000.

   SIGNATURE                                                     TITLE
   ---------                                                     -----
       /s/      Rajkumar Koneru                                  Chairman, President Chief Executive Officer
 --------------------------------------                          and Director (Principal Executive Officer)
                Rajkumar Koneru

       /s/      Ravi Singh                                       Chief Financial Officer and Director (Principal
---------------------------------------                          Financial and Accounting Officer)
                Ravi Singh

       /s/      Nagarjun Valluripalli                            Director
---------------------------------------
                Nagarjun Valluripalli

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
                                  EXHIBIT INDEX

EXHIBIT NO.                                                                                        PAGE NO.
-----------                                                                                        --------
   5             Opinion of Carter, Ledyard & Milburn.......................................          10

  23.1           Consent of Carter, Ledyard & Milburn (included in
                 Exhibit (5))...............................................................           -

  23.2           Consent of Arthur Andersen LLP.............................................          12

  23.3           Consent of Arthur Andersen LLP.............................................          14

  24             Power of Attorney (see page 7 above).......................................           -

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